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                                                                    EXHIBIT 10.8

January 6, 1995

Dear Dr. Maycock:

On behalf of Adolor Corporation (the "Company"), I would like to offer you a position as Vice President of Exploratory Research and Drug Discovery of the Company. The purpose of this letter is to summarize the terms of your employment with the Company should you accept the offer.

As of January 16, 1995, you will commence employment with the Company. You will report directly to the President of the Company. Your initial salary will be $125,000 per year. Such salary shall be paid in conformance with the Company's customary practice as established or modified from time to time. Currently, the Company is issuing salary every other Friday.

You will be eligible for an annual performance bonus based on the Company's attainment of goals or objectives that are to be established by the Board of Directors of the Company. The Board will seek your active participation in the establishment of these goals.

Contemporaneously with your acceptance of this offer, you will have the opportunity to participate in a Company stock option plan. The Company has adopted a 1995 Equity Compensation Plan (the "Plan"), which has been approved by holders of a majority of the Company's outstanding common stock, par value $0.0001 (the "Common Stock"). You will be offered stock options for 350,000 shares of the Common Stock which will vest over the next 4 years at a monthly rate of 2.083% of the total. The price of each share covered by the option shall be $0.025, which is the fair market value on the date of the grant as specified in the Plan.

You will also be entitled to participate in the Company's medical insurance plan. If you choose not to participate in the medical insurance plan, the monetary contribution ("Benefit Stipend") that the Company would have contributed to that medical insurance plan on your behalf will be made available to you to pay the costs for continuing your current life insurance policy. If there is, as expected, excess Benefit Stipend after paying the costs of the life insurance policy, then that excess shall be placed in reserve to assist you in paying your share of the costs of the medical insurance plan should you choose to participate in that plan in the future. If you do not
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choose to participate in the medical insurance plan in the future, you will forfeit any claim to that reserve.

You will also be entitled to a $15,000 one time severence payment if the termination of your employment occurs at a time when there is at least six months of "burn rate" in the Company's accounts.

Lastly, as a condition of employment with the Company, you will be required to sign a standard Employee Noncompetition, Confidentiality and Inventions Agreement in a form which is mutually acceptable.

The above employment terms in this agreement are not contractual. They are a summary of our initial at-will employment relationship and, as such, are subject to later modification as business interests warrant.

The offer of employment expires on January 13, 1995.

It would be a great pleasure to welcome you to Adolor Corporation. I am sure you will contribute greatly to the Company's success.

If the foregoing terms are acceptable, please sign, date and return the enclosed copy of this letter to me.


                                   Very truly yours,

                                   Adolor Corporation

                                   /s/ John J. Farrar
                                   _____________________________
                                   John Farrar, President

Accepted and Agreed

/s/ Alan L. Maycock
______________________
Alan Maycock

Date:  January 6, 1995.

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